Exhibit 99.1

INSULET REPORTS SECOND QUARTER 2013 RESULTS

Company Generates Its First Positive Quarterly Cash Flow

Record Setting Level of Initial OmniPod Shipments in the Second Quarter

BEDFORD, MA, August 7, 2013 - Insulet Corporation (NASDAQ: PODD), the leader in tubeless insulin pump technology with its OmniPod® Insulin Management System, today announced financial results for the three and six months ended June 30, 2013.

Second Quarter Results

Second quarter 2013 revenue increased 18% to $60.1 million, compared to $51.0 million in the second quarter of 2012. Sequentially, revenue increased approximately 5% from $57.4 million in the first quarter of 2013. Gross profit improved by 20% to $26.8 million for the second quarter of 2013, as compared to a gross profit of $22.3 million for the second quarter of 2012. The Company launched the new, smaller OmniPod in the U.S. during the first quarter of 2013 and began to transition its existing customer base in the second quarter of 2013.

Operating loss for the second quarter of 2013 was $5.8 million, compared to an operating loss of $10.5 million in the second quarter of 2012, an improvement of 45%. Operating expenses remained relatively unchanged at $32.7 million in the second quarter of 2013 compared to $32.9 million in the second quarter of 2012.

During the second quarter of 2013, the Company retired $15 million in principal amount of 5.375% Convertible Notes which became due in June. The Company paid the holders $2.3 million in cash and issued 0.6 million shares of common stock in exchange for the termination of the notes. The Company recorded an additional $0.3 million of other expense related to the extinguishment of the notes.

Net loss for the second quarter of 2013 was $10.5 million, or $0.20 per share, compared to a net loss of $14.5 million, or $0.30 per share, for the second quarter of 2012.

“This was an outstanding quarter for Insulet, with demand for the new OmniPod exceeding our expectations,” said Duane DeSisto, President and Chief Executive Officer of Insulet. “With a greater than 50% year over year increase, we shipped a record setting level of initial orders of the OmniPod in the second quarter. This robust demand drove strong financial results, and we generated positive quarterly cash flow for the first time in Insulet's history. Enthusiasm for the new OmniPod has been strong as the simplicity of the

OmniPod's smaller design, coupled with the updated insulin-on board methodology is appealing to both customers and healthcare professionals. We commenced the transition of our existing customer base to the new OmniPod in June and expect the vast majority of customers to be transitioned by the end of the third quarter.”

For the six months ended June 30, 2013, revenue increased 19% to $117.4 million from $98.8 million for the first six months of 2012. Gross profit for the first six months of 2013 was $52.0 million, as compared to a gross profit of $42.6 million in the first six months of 2012. Operating loss for the six months ended June 30, 2013 was $12.0 million, as compared to an operating loss of $21.4 million in the six months ended June 30, 2012. Net loss for the first six months of 2013 was $21.2 million, or $0.40 per share, compared to $29.3 million, or $0.61 per share, for the first six months of 2012.

As of June 30, 2013, the Company had cash and cash equivalents of $150.9 million compared to $57.3 million at December 31, 2012. In January 2013, the Company sold approximately 4.7 million shares of common stock at $20.75 per share and received net proceeds of approximately $92.8 million.

Guidance
For the year ending December 31, 2013, the Company updated its estimate of revenue to be in the range of $242 to $252 million. For the third quarter of 2013, the Company expects that revenue will be in the range of $60 to $64 million.

As a reminder, effective July 1, 2013, the Company is no longer selling certain diabetes testing supplies to Medicare patients as a result of the Centers for Medicare and Medicaid Services Round 2 Competitive Bidding Program. The Company expects this to result in a loss of approximately $5 million in revenue per quarter for the third and fourth quarters of 2013.

Conference Call
Insulet will host a conference call on Wednesday, August 7, 2013 at 5:00PM Eastern time to discuss the Company's second quarter 2013 results and present information concerning its business, strategies and outlook. To listen to the conference call, please dial (877) 831-5664 for domestic callers and (832) 412-1780 for international callers. The passcode is 22806798. A replay of the conference call will be available two hours after the start of the call through September 9, 2013 by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international), passcode 22806798. An online archive of the conference call will also be available by accessing the Investor Information section of the company's website at http://investors.insulet.com.

About Insulet Corporation
Insulet Corporation (NASDAQ: PODD) is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and fully-automated cannula insertion. Insulet's subsidiary, Neighborhood Diabetes, is a leading distributor for diabetes products and supplies, delivered through a high touch customer service model. To read inspiring stories of people with diabetes living their lives to the fullest with OmniPod, visit our customer blog, Suite D: http://suited.myomnipod.com. Founded in 2000, Insulet Corporation is based in Bedford, Mass. For more information, please visit: http://www.myomnipod.com.

Forward-Looking Statement
The 2013 financial results contained in this news release are subject to finalization in connection with the preparation of the Company's Quarterly Report on Form 10-Q for the three and six months ended June 30, 2013. This press release contains forward-looking statements concerning Insulet's expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its expected revenue, the future operations of the Neighborhood Diabetes business, planned expansion in the U.S. and abroad, particularly with respect to its agreement with Ypsomed, product demand, the impact of the OmniPod System on the insulin pump market, regulatory matters and financial performance. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on Insulet. There can be no assurance that future developments affecting Insulet will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company's dependence on the OmniPod System; Insulet's ability to increase customer orders and manufacturing volumes; adverse changes in general economic conditions; impact of healthcare reform legislation; risks related to the implementation of a national mail-order competitive bid program; Insulet's inability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or other third-party suppliers on which Insulet is dependent; failure by Insulet to retain supplier pricing discounts and achieve satisfactory gross margins; failure by Insulet to retain key supplier and payor partners; international business risks; Insulet's inability to obtain adequate coverage or reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod System; failure to retain key partner payors and their members; failure to retain and manage successfully Insulet's Medicare and Medicaid business; potential adverse effects resulting from competition with competitors; technological innovations adversely affecting the Company's business; potential termination of Insulet's license to incorporate a blood glucose meter into the OmniPod System; Insulet's ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet's current or future products infringe the proprietary rights of others; adverse regulatory or legal actions relating to the OmniPod System; failure of Insulet's contract manufacturers or component suppliers to comply with FDA's quality system regulations, the potential violation of federal or state laws prohibiting "kickbacks" or protecting patient health information, or any challenges to or investigations into Insulet's practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet's competitors; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to Insulet's products; the expansion, or attempted expansion, into foreign markets; the concentration of substantially all of Insulet's manufacturing capacity at a single location in China and substantially all of Insulet's inventory at a single location in Massachusetts; Insulet's ability to attract and retain key personnel; Insulet's ability to manage its growth; failure to integrate successfully the Neighborhood Diabetes business; intense competition among distributors of diabetes supplies impairing Neighborhood Diabetes' business; loss by Neighborhood Diabetes of an opportunity to sell insulin pumps supplied by Insulet's competitors; failure by Neighborhood Diabetes to retain key supplier and payor partners; failure by Neighborhood Diabetes to retain supplier pricing discounts and achieve satisfactory gross margins; failure by Neighborhood Diabetes to retain and manage successfully its Medicare and Medicaid business; existence of unanticipated liabilities arising in connection with the Neighborhood Diabetes business; fluctuations in quarterly results of operations; risks associated with potential future acquisitions; Insulet's ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet's distribution network; Insulet's ability to successfully maintain effective internal controls; the volatility of Insulet's common stock; risks related to future sales of its common stock or the conversion of the 3.75% Convertible Notes due June 15, 2016; potential limitations on Insulet's ability to use its net operating loss carryforwards; anti-takeover provisions in its organizational documents; and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 28, 2013 in the section entitled "Risk Factors," and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:
Stephanie Marks for Insulet Corporation
ir@insulet.com
877-PODD-IR1 (877-763-3471)

INSULET CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

`	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(Unaudited) (In thousands, except share and per share data)
Revenue	$60,092	$51,035	$117,448	$98,789
Cost of revenue	33,259	28,704	65,460	56,162
Gross profit	26,833	22,331	51,988	42,627
Operating expenses:
Research and development	5,174	6,521	9,570	11,953
General and administrative	13,901	12,665	26,995	25,685
Sales and marketing	13,580	13,664	27,451	26,403
Total operating expenses	32,655	32,850	64,016	64,041
Operating loss	(5,822)	(10,519)	(12,028)	(21,414)
Other expense, net	(4,579)	(3,888)	(8,907)	(7,727)
Loss before income taxes	(10,401)	(14,407)	(20,935)	(29,141)
Income tax expense	(118)	(69)	(249)	(115)
Net loss	$(10,519)	$(14,476)	$(21,184)	$(29,256)
Net loss per share basic and diluted	$(0.20)	$(0.30)	$(0.40)	$(0.61)
Weighted-average number of shares used in calculating basic and diluted net loss per share	53,834,707	47,824,190	53,445,715	47,715,819

INSULET CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of June 30, 2013	As of December 31, 2012
	(Unaudited) (In thousands, except share and per share data)
ASSETS
Current Assets
Cash and cash equivalents	$150,944	$57,293
Accounts receivable, net	33,650	33,294
Inventories	5,979	14,867
Prepaid expenses and other current assets	6,556	4,482
Total current assets	197,129	109,936
Property and equipment, net	29,334	25,422
Intangible assets, net	20,267	22,963
Goodwill	37,536	37,536
Other assets	1,886	2,202
Total assets	$286,152	$198,059
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$11,441	$9,361
Accrued expenses and other current liabilities	20,276	19,051
Deferred revenue	900	5,445
Current portion of capital lease obligation	1,236	—
Current portion of long-term debt	—	14,429
Total current liabilities	33,853	48,286
Capital lease obligation	3,048	—
Long-term debt	108,670	103,730
Other long-term liabilities	2,246	1,867
Total liabilities	147,817	153,883
Stockholders’ Equity
Preferred stock, $.001 par value:
Authorized: 5,000,000 shares at June 30, 2013 and December 31, 2012 Issued and outstanding: zero shares at June 30, 2013 and December 31, 2012	—	—
Common stock, $.001 par value:
Authorized: 100,000,000 shares at June 30, 2013 and December 31, 2012 Issued and outstanding: 54,329,612 and 48,359,063 shares at June 30, 2013 and December 31, 2012, respectively	54	48
Additional paid-in capital	641,016	525,679
Accumulated deficit	(502,735)	(481,551)
Total stockholders’ equity	138,335	44,176
Total liabilities and stockholders’ equity	$286,152	$198,059